Exhibit 99.1

Press Release
10200 South De Anza Boulevard, Cupertino, California 95014 USA	www.portal.com
Tel: +1 408.572.2000

Portal Software, Inc. Seeks Additional Extension from Nasdaq to File 10-Q

CUPERTINO, Calif., April 18, 2005—Portal Software, Inc. (Nasdaq: PRSFE), the leading worldwide provider of billing and Revenue Management solutions for the global communications and media markets, today announced it has asked Nasdaq for additional time to file its 10-Q for the third quarter of FY2005 (ended October 29, 2004) to permit the Company and its Audit Committee time to finish its final review procedures.

By way of background, Portal’s original filing date for its third quarter financial results was December 8, 2004. Portal requested an extension of this filing date to review its prior application of revenue recognition methodologies. The request was granted, and the Nasdaq gave Portal until March 17, 2005 to file its Form 10-Q. During this time, Portal embarked on a review of the methodologies used in the first three quarters of fiscal 2005, as well as in fiscal year 2004.

At the conclusion of this review, Portal determined that its revenue recognition methodologies had been appropriately applied.

As of the week of March 14, 2005, Portal believed it was on track to file its Form 10-Q by March 17, 2005. During the week of March 14, 2005, however, additional questions were raised concerning Portal’s revenue recognition methodologies as well as questions regarding specific transactions. While many of these questions related to matters previously reviewed, others did not. Consequently, Portal’s management, after consulting with its Audit Committee, determined that another 30 days would be appropriate to review and address these additional questions prior to filing the Form 10-Q. The Nasdaq granted an additional extension until April 17, 2005 to review these additional matters.

On April 14, 2005, Portal determined that the probability of meeting the deadline for filing its Form 10-Q was unlikely and notified Nasdaq accordingly. This additional delay, which Portal estimates to be approximately one week, was largely the result of additional procedures performed on the prior matters raised, as well as the shortages in its accounting staff and lack of readily available documentation to confirm prior financial results.

“Despite the difficulties we are experiencing, Portal’s customers have remained supportive and have continued to express satisfaction with our product and services offerings,” said Dave Labuda, CEO of Portal Software. “I am satisfied by the fact that Portal has more license bookings in the last two quarters — that is, our Q4 FY 2005 and our current Q1 FY 2006, which ends April 29, 2005 — than in any two consecutive quarters in the past two fiscal years.”

Portal Press Release	April 20, 2005

About Portal Software, Inc.

Portal is the leading worldwide provider of billing and Revenue Management solutions for the global communications and media markets. The company delivers the only platform for the end-to-end management of customer revenue across offerings, channels, and geographies. Portal’s solutions enable companies to dramatically accelerate the launch of innovative, profit-rich services while significantly reducing the costs associated with legacy billing systems.

Portal is the Revenue Management partner of choice to the world’s leading service providers, including Vodafone, AOL Time Warner, Deutsche Telekom, Telstra, NTT, China Telecom, Reuters, China Mobile, Telenor Mobil, and France Telecom.

Forward Looking Statement

Statements in this release contain forward looking statements that involve uncertainties and risks. There can be no assurance that Nasdaq will grant Portal’s request to extend, and, even if Nasdaq grants the extension, there is no assurance that Portal will be able to complete its review within one week. Thus, there is a risk Portal’s stock could be delisted. While our review to date has not resulted in a conclusion to restate, there is a risk that additional procedures may lead us to a determination to restate a prior period. If one or more of these risks materialize, the Company would be significantly adversely affected. Other risk factors that could adversely affect the Company are described in more detail in our Annual Report on Form 10-K for the fiscal year ended January 31, 2004 and our quarterly reports on Form 10-Q. All statements made in this press release are made only as of the date set forth at the beginning of this release. Portal undertakes no obligation to update the information in this release in the event facts or circumstances subsequently change.

© 1996-2005. PORTAL, and the PORTAL LOGO are trademarks or registered trademarks in the United States and in other countries, all owned by Portal Software, Inc. or its subsidiaries.

Media Contacts:

Investor Relations: Linda Fellows, lfellows@portal.com 1 408 572 2345

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